EXHIBIT 99.1

DISNEY AND WEBTOON ENTERTAINMENT BROADEN RELATIONSHIP TO CREATE NEW DIGITAL COMICS PLATFORM

For The First Time, More Than 35,000 Marvel, Star Wars, Disney, Pixar and 20th Century Studios Digital Comic Books Will Be Available in One Digital Platform for Fans to Experience

Disney+ subscribers will have access to a curated selection of content on the new platform as part of subscription

BURBANK and LOS ANGELES – September 15, 2025 — The Walt Disney Company (NYSE: DIS) and WEBTOON Entertainment (NASDAQ: WBTN) today announced that Disney and WEBTOON have entered into a non-binding term sheet for the development of an all-new digital comics platform that will feature current comic book runs and include decades of past comics from across Disney’s portfolio including Marvel, Star Wars, 20th Century Studios and more.

For the first time, more than 35,000 comics from Marvel, Star Wars, Disney, Pixar and 20th Century Studios will be available in a single digital comics service with one convenient subscription, adding more stories than ever before in one location. As an expansion upon Marvel Unlimited, Marvel's current digital comics subscription service, the new platform which will be built and operated by WEBTOON Entertainment, will provide decades of iconic comics for current Marvel Unlimited subscribers and bring in even more fans to experience storytelling from across the Disney portfolio along with a selection of WEBTOON Original stories. The new platform will include a mix of vertical and traditional formats for archived comics, current comic book runs and original stories.

As part of the Disney+ Perks program, Disney+ subscribers who want to further explore the stories behind some of their favorite franchises will be able to access a curated selection of comic titles in the new app at no additional charge.

WEBTOON Entertainment and Disney previously announced a multi-year collaboration featuring nearly 100 reformatted classics and all-new original series tailored for WEBTOON’s vertical-scroll format.
“By uniting our unparalleled collection of comics across Marvel, Star Wars, Disney, Pixar and 20th Century Studios into a single digital platform, we’re giving fans unprecedented access to the adventures they love - all in one place," said Josh D'Amaro, Chairman, Disney Experiences. “Through our expanded relationship with WEBTOON, the global leader in digital comics, we’re opening doors to new audiences and deepening fan engagement."

The new digital comics platform will target a wide distribution. Select comics will also be localized for WEBTOON’S Korean and Japanese platforms.

Alongside the planned commercial collaboration, Disney and WEBTOON Entertainment also entered into a non-binding term sheet for Disney to acquire a 2% equity interest in WEBTOON Entertainment. The proposed equity investment and the commercial collaboration are subject to the parties entering into definitive agreements on mutually agreeable terms and customary closing conditions.

“With a new platform that will combine our product and technical expertise with Disney’s full comic catalog, we’re giving new and longtime fans all over the world a new way to discover these legendary characters and stories,” said Junkoo Kim, Founder and CEO, WEBTOON Entertainment. “Disney’s extraordinary storytelling legacy is second to none, and we’re honored to work with them to build the future of digital comics. This is a powerful next step for our growing global business, and a strong foundation for even greater collaboration with Disney in the years ahead.”

EXHIBIT 99.1
About WEBTOON Entertainment
WEBTOON Entertainment is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON Entertainment has transformed comics and visual storytelling for fans and creators.

With approximately 155 million monthly active users, WEBTOON Entertainment’s IP & Creator Ecosystem of aligned companies include WEBTOON, Wattpad--the world’s leading webnovel platform--WEBTOON Productions, Studio N, Studio LICO, LINE Manga, and eBookJapan, among others.

About The Walt Disney Company
The Walt Disney Company, together with its subsidiaries and affiliates, is a leading diversified international entertainment and media enterprise that includes three business segments: Entertainment, Sports, and Experiences. Disney is a Dow 30 company and had annual revenue of $91.4 billion in its Fiscal Year 2024.

Forward-Looking Statements
The term “Disney” is used in this press release to refer collectively to The Walt Disney Company and the subsidiaries through which its various businesses are actually conducted. The term “WEBTOON” is used in this press release to refer to WEBTOON Entertainment Inc. and its subsidiaries.

Certain statements in this press release may constitute “forward‐looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the new digital comics platform and Disney’s proposed equity investment in WEBTOON; content, benefits and timing of future product offerings; consumer preferences; and other statements that are not historical in nature. Any information that is not historical in nature is subject to change. These statements are made on the basis of views and assumptions of Disney’s management and WEBTOON’s management regarding future events and business performance as of the time the statements are made. Neither Disney’s management nor WEBTOON’s management undertakes any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by Disney or WEBTOON as well as from developments beyond Disney’s or WEBTOON’s control, including those relating to the new digital comics platform and Disney’s proposed equity investment in WEBTOON. Additional factors are set forth in Disney’s and WEBTOON’s respective most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings with the Securities and Exchange Commission.

CONTACTS

WEBTOON Entertainment
Kiel Hume
kiel@wattpad.com

Lauren Hopkinson
lauren.hopkinson@wattpad.com

The Walt Disney Company
Allison Citino
Allison.j.citino@disney.com